UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 27, 2015

LIBERTY INTERACTIVE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33982	84-1288730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Approval of New Compensation Arrangement

On September 27, 2015, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Liberty Interactive Corporation (“Liberty”) approved a new compensation arrangement in favor of Michael A. George, the President and Chief Executive Officer of QVC, Inc., a subsidiary of Liberty (“QVC”). The arrangement provides for a five year employment term beginning December 16, 2015 and ending December 31, 2020, with an annual base salary of $1.25 million and an annual target cash bonus equal to 100% of Mr. George’s annual base salary.  The arrangement also provides Mr. George with the opportunity to earn annual performance-based equity incentive awards during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement, Mr. George was granted options (the “Term Options”) with respect to Liberty’s Series A QVC Group common stock, par value $0.01 per share (“QVCA”), also as described in more detail below.

The arrangement also provides that, in the event Mr. George is terminated for “cause” or terminates his employment without “good reason,” he will be entitled only to his accrued base salary and any amounts due under applicable law, and he will forfeit all rights to his unvested performance-based equity incentive awards and unvested Term Options. In addition, if Mr. George terminates his employment without “good reason,” he will be entitled to any awarded but unpaid annual bonus.  If, however, Mr. George is terminated by QVC without cause or if he terminates his employment for good reason, the arrangement provides (i) for him to receive one year of base salary, a $1.5 million lump sum payment, and any awarded but unpaid annual bonus, (ii) for his unvested Term Options to vest pro rata on a tranche-by-tranche basis based on the portion of the term that has elapsed through the termination date plus 12 months and for all vested and accelerated options to remain exercisable until the earlier of (x) their original expiration date or (y) two years from the termination (except if Mr. George dies during such two-year period, the later of (a) the end of such two-year period and (b) the end of the one-year period that began on his date of death) and (iii) not later than March 30th of the year following the year in which Mr. George’s termination occurs (the “Termination Year”), for the Compensation Committee to determine whether the performance criteria for the Termination Year were met, and to the extent such criteria were met, payment of the pro rata portion of the performance-based equity incentive awards for the Termination Year based on the number of days employed during such year.  If Mr. George’s employment is terminated by QVC without cause or if he terminates his employment for good reason within six months after a change in control of QVC then he will receive the same payments as if his termination had occurred absent the change in control, except that Mr. George will also be entitled to full vesting of (i) any unvested Term Options as of his termination date, which will remain exercisable through the original expiration date, and (ii) any unvested performance-based equity incentive awards for the Termination Year.  Lastly, in the case of Mr. George’s death or disability, the arrangement provides for (i) a payment of one year of base salary and any awarded but unpaid annual bonus, (ii) full vesting of unvested Term Options, with such options remaining exercisable through the original expiration date and (iii) full vesting of his performance-based equity incentive award for the year in which his death or disability occurred.

Mr. George’s compensation arrangement is expected to be memorialized in a definitive employment agreement on or before December 16, 2015.  If QVC and Mr. George do not enter into a definitive employment agreement and an award agreement with respect to the Term Options by December 16, 2015, the Term Options will be forfeited.

Equity Awards

Term Options.  Also, on September 27, 2015, in connection with the approval of his compensation arrangement, the Compensation Committee approved a one-time grant of 1,680,065 stock options to Mr. George to purchase shares of QVCA with an exercise price of $26 per share, which was the closing price of QVCA on September 28, 2015, the grant date for these options.  The Term Options expire on December 31, 2022.  One-half of the options will vest on December 31, 2019, with the remaining options vesting on December 31, 2020, in each case, subject to Mr. George being employed by QVC on the applicable vesting date.  The Term Options will not be eligible for accelerated vesting for any reason until December 16, 2015.

Annual Performance-Based Awards. Beginning in 2016, Mr. George will receive an annual $4.125 million grant of performance-based restricted stock units with respect to QVCA (the “Performance RSUs”).  The Compensation Committee will establish performance metrics with respect to each grant of Performance RSUs that will determine, in the Compensation Committee’s sole discretion, the extent to which such grant will vest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2015

LIBERTY INTERACTIVE CORPORATION

By:  /s/ Wade Haufschild

Name: Wade Haufschild

Title:  Vice President